Exhibit 10.20

EXCLUSIVE LICENSE AGREEMENT (UMass IP)

This Exclusive License Agreement (“Agreement”) is made and entered into this 14th day of May, 2004 (the “Effective Date”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“LICENSOR”), and PacGen Cellco, LLC, a California limited liability company with offices located at 157 Surfview Drive, Pacific Palisades, CA 90272 (“LICENSEE”) (LICENSOR and LICENSEE sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, LICENSOR owns or has licensed with sublicenseable interest the PATENT RIGHTS (as defined below) and KNOW-HOW (as defined below); and

WHEREAS, LICENSEE desires to obtain an exclusive worldwide license under LICENSOR’s rights in such technology in the FIELD; and

WHEREAS, LICENSOR is willing to grant such a license to LICENSEE upon the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “ACT ANIMAL CELL LINES” shall mean cell lines of non-human animal origin developed by ACT.  These cell lines shall include but not be limited to murine and primate embryonic stem cells derived through parthenogenesis, nuclear transfer or otherwise isolated from fertilized blastocysts including the relevant information LICENSOR possesses associated with these cells, including but not limited to information on the cell’s karyotype, gene expression and growth characteristics.

1.2           “AFFILIATE” shall mean, with respect to any PERSON, any other PERSON which directly or indirectly controls, is controlled by, or is under common control with, such PERSON.  A PERSON shall be regarded as in control of another PERSON if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other PERSON, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other PERSON by any means whatsoever.

1.3           “FIELD” shall mean (1) the research, development, manufacture and selling of human and non-human animal cells and ACT ANIMAL CELL LINES for commercial research use, including small molecule and other drug testing and basic research, (2) the manufacture and selling of human cells for therapeutic and diagnostic use in the treatment of human (a) diabetes and (b) liver diseases, and (3) the use of ACT ANIMAL CELL LINES in the process of manufacturing and selling human cells for therapeutic and diagnostic use in the treatment of human (a) diabetes and (b) liver diseases but where the final marketed product does not include ACT ANIMAL CELL LINES (i.e. does not include the field of xenotransplantation); but FIELD shall exclude applications involving the use of cells in the treatment of tumors where the primary use of the cells is the destruction or reduction of tumors and does not involve regeneration of tissue or organ function.

1.4           “KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by LICENSOR as of the Effective Date that relates to cloning technology or to any of the subject matter described in or claimed by the PATENT RIGHTS and is relevant to the FIELD.  By way of illustration, but not in limitation, KNOW-HOW shall include commercial rights to any existing potential research products, including reagents, developed by LICENSOR in the course of its in-house research.  An example of this is the proprietary culture medium developed by LICENSOR in the course of the development of LICENSOR’s proprietary ooplasmic transfer technology.

1.5           “LICENSED PROCESS” means any process or method, the research, development, use, practice, sale, offer for sale, import or export of which cannot be performed without (i) infringing, in whole or in part, one or more VALID CLAIMS of the PATENT RIGHTS, or (ii) using or incorporating some portion of the LICENSED TECHNOLOGY.

1.6           “LICENSED PRODUCT” means any product that cannot be developed, manufactured, used, imported, exported, or sold without (i) infringing, in whole or in part, one or more VALID CLAIMS of the PATENT RIGHTS, or (ii) using or incorporating some portion of the LICENSED TECHNOLOGY.

1.7           “LICENSED SERVICES” means any service, the developing, using, performing, selling, offering for sale, importing or exporting of which by LICENSEE would, but for the licenses granted to LICENSEE in Article 2 of this Agreement, infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such service is so developed, used, performed, sold, offered for sale, imported or exported by LICENSEE.

1.8          “LICENSED TECHNOLOGY” shall mean, collectively, the licensed PATENT RIGHTS and licensed KNOW-HOW.

1.9          “NET SALES” shall mean the amount billed or invoiced by LICENSEE for the sale or provision of LICENSED PRODUCTS or LICENSED PROCESSES or LICENSED SERVICES less:

a)             discounts, credits, allowances and rebates allowed;

b)            sales, tariff duties, use and other taxes or governmental charges directly imposed with reference to particular sales;

c)             special packaging, transportation and insurance costs incurred and directly related to the sale of LICENSED PRODUCTS;

d)            amounts allowed or credited on returns; and

e)             uncollected accounts.

1.10         “NEURONAL & HEART FIELD OPTION” means an option described in Section 15.18 hereof for LICENSEE to negotiate terms for license to the LICENSED TECHNOLOGY for the field of diseases related to heart or neurodegenerative diseases

1.11         “PATENT RIGHTS” means (a) the patent applications and patents identified on Exhibit A attached hereto and any patents that issue on said applications and (b) any divisions, continuations, extensions, reissues or reexaminations of any of the patents identified in the foregoing clause (a).  The Parties agree that Exhibit A may be revised from time to time after the Effective Date to reflect changes thereto that result from the course of patent prosecution.

1.12         “PERSON” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.13         “TERM” has the meaning set forth in Section 9.1.

1.14         “TERRITORY” means the entire world.

1.15         “1996 UMASS LICENSE” means the Exclusive License Agreement between LICENSOR and the University of Massachusetts (the “University”), dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1999, the Second Amendment to Exclusive License Agreement dated May 31, 2000, and the Third Amendment to Exclusive License Agreement dated September 19, 2002.

1.16         “2003 UMASS LICENSE” means the Exclusive License Agreement between LICENSOR and the University dated April 1, 2003.

1.17         “UMASS LICENSES” means the 1996 UMASS LICENSE and the 2003 UMASS LICENSE.

1.18         “VALID CLAIM” means a claim of any issued and unexpired patent within the PATENT RIGHTS which has not lapsed, become abandoned or been held permanently revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, or a claim of a pending patent application included within the Licensed PATENT RIGHTS, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

Additional terms may be defined throughout this Agreement.

ARTICLE 2 - GRANT

2.1           LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, subject to the terms and conditions hereof:

a)             A royalty bearing, exclusive license in the TERRITORY in the FIELD and under the LICENSED TECHNOLOGY to (a) research, develop, make, have made, use, sell, offer for sale, import and export LICENSED PRODUCTS, (b) research, develop, use, practice, sell, offer for sale, import and export LICENSED PROCESSES and (c) develop, use, perform, sell, offer for sale, import and export LICENSED SERVICES.  By way of example, but not in limitation, LICENSEE shall have the right to use LICENSED TECHNOLOGY within the FIELD for the following purposes: to produce mammalian embryonic stem (ES) cells and to produce from those mammalian embryonic cells, differentiated cells for human therapeutic purposes or for commercial research purposes, including drug screening assays, and to produce pluripotent cells including ES cells, differentiated human cells for human diagnostic and therapeutic purposes and/or for commercial research purposes, including drug screening assays.

b)            A royalty bearing, twelve (12) month exclusive license in the TERRITORY in the FIELD to expand in culture, prepare for sale, sell, offer for sale, import and export ACT ANIMAL CELL LINES.  The twelve-month term of exclusivity granted to LICENSEE shall begin upon the date of the first sale of the ACT ANIMAL CELL LINES.  LICENSOR and LICENSEE agree that after the twelve-month period of exclusivity has passed, LICENSOR AND

LICENSEE shall negotiate in good faith to establish reasonable minimum sales goals over reasonable evaluation periods in order to maintain LICENSEE’S exclusive rights hereunder.  If LICENSOR fails to meet the minimum sales goals then LICENSEE’s exclusive rights shall revert to nonexclusive rights.

2.2           LICENSEE shall have the right to sublicense the rights granted in Section 2.1 to third parties in connection with contracting with such third parties to (a) provide LICENSED PRODUCT marketing and distribution services to LICENSEE on behalf of LICENSEE, (b) provide LICENSED SERVICES marketing services to LICENSEE on behalf of LICENSEE or (c) manufacture for LICENSEE LICENSED PRODUCTS for sale by LICENSEE or a third party pursuant to the foregoing clause (a).

2.3           LICENSEE shall have the right to grant sublicenses beyond the scope of those described in Section 2.2 (a), (b), and (c) without the express prior written approval of LICENSOR, however, LICENSOR shall be given at least 30 days prior written notice of an intent to sublicense and at least 30 days to comment on the text of the proposed sublicense agreement.  In any case, such sublicenses shall meet the following conditions:

a)             the sublicensee shall not have the right to grant further sublicenses;

b)            the sublicense shall not be assignable without prior written approval by LICENSEE and LICENSOR; and

c)             the sublicense shall include fair consideration consistent with industry norms for upfront fees and royalties.

2.4           Within thirty (30) business days of the Effective Date, LICENSOR shall provide and transfer to LICENSEE, in writing where practicable, all information and data relating to the LICENSED TECHNOLOGY and the ACT ANIMAL CELL LINES as may be reasonably necessary and requested to allow LICENSEE to exploit the licenses granted hereunder.  LICENSOR shall work with LICENSEE in good faith to provide the necessary training for up to a total of 60 days, at LICENSOR’s facilities, necessary to allow LICENSEE to utilize the LICENSED TECHNOLOGY and expand the ACT ANIMAL CELL LINES.  LICENSEE shall pay to LICENSOR all reasonable and customary expenses other than normal operating expenses incurred by LICENSOR in providing such training and technology transfer, including but not limited to fees incurred to request documents from patent counsel or the United States Patent and Trademark Office.

2.5           LICENSEE acknowledges that a portion of the PATENT RIGHTS licensed to LICENSEE hereunder is owned by the University and is licensed to LICENSOR under the UMASS LICENSES.  In the event the UMASS LICENSES expire or are terminated for any reason pursuant to the provisions of the UMASS LICENSES or otherwise, the terms of the letter agreement attached hereto as Exhibit B between LICENSOR, LICENSEE and the University shall apply to this Agreement.

2.6           Notwithstanding anything stated herein, nothing in this Agreement shall be construed as preventing LICENSOR from practicing the LICENSED TECHNOLOGY within the FIELD for non-commercial in-house research purposes.  In the event that LICENSOR requests that LICENSEE deliver to LICENSOR the LICENSED TECHNOLOGY or LICENSED PRODUCTS in the FIELD for research purposes, LICENSEE shall make the LICENSED TECHNOLOGY or LICENSED PRODUCTS available to LICENSOR on commercially reasonable terms.  In the event LICENSOR requires the use of collaborators in its research, LICENSEE shall also make such LICENSED TECHNOLOGY OR LICENSED PRODUCTS available to such collaborator if LICENSEE, in its sole but reasonable discretion is satisfied that providing such items to a collaborator will not endanger its exclusive commercial control of such items or result in their use by a competitor.

ARTICLE 3 - LICENSEE OBLIGATIONS
RELATING TO COMMERCIALIZATION

3.1           LICENSEE shall use its commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES to market through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES throughout the TERM of this Agreement.

3.2           LICENSEE shall maintain minimum R&D requirements to maintain exclusivity under this Agreement.  Commencing 30 months following the Effective Date hereof and until the launch of the first human cell-based therapeutic product, LICENSEE shall be required to invest a minimum of $400,000 per year in research and development of the FIELD covered by this Agreement or other agreements with LICENSOR affecting the FIELD in order to maintain the exclusive license rights granted hereunder.  In the event LICENSEE fails to perform this minimum expenditure in R&D in the FIELD during the course of a calendar year during the above-mentioned period, the license under this Agreement shall become nonexclusive and such minimum expenditure for research and development shall be reduced to $200,000 per year.

3.3           LICENSEE shall maintain complete and accurate records of LICENSED PRODUCTS, LICENSED PROCESSES, LICENSED SERVICES and ACT ANIMAL CELL LINES that are made, used, sold or performed by LICENSEE under this Agreement.  Not later than April 1st of each year following the Effective Date, LICENSEE shall furnish LICENSOR with a summary report on the progress of its efforts during the prior year to develop and commercialize LICENSED PRODUCTS, LICENSED PROCESSES, LICENSED SERVICES or ACT ANIMAL CELL LINES, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including LICENSED PRODUCTS, LICENSED PROCESSES, LICENSED SERVICES and ACT ANIMAL CELL LINES made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information (as defined in Section 10.1 herein) subject to the provisions of Article 10 of this Agreement.

3.4           In the event that LICENSOR determines that LICENSEE has not fulfilled its obligations under this Article 3, LICENSOR shall furnish LICENSEE with written notice of such determination.  Within thirty (30) days after receipt of such notice, LICENSEE shall (i) fulfill the relevant obligation, (ii) negotiate with LICENSOR a mutually acceptable schedule of revised obligations, or (3) if LICENSEE disputes the alleged failure to fulfill its obligations, it shall promptly seek appropriate judicial determination of the matter and diligently pursue such action to a final determination with all appropriate speed; failing which, LICENSOR shall have the right, immediately upon written notice to LICENSEE, to terminate this Agreement as provided in Section 9.2 hereof.

ARTICLE 4 - CONSIDERATION

4.1           Initial Payment.  In partial consideration of the license granted to LICENSEE from LICENSOR in Article 2 of this Agreement, LICENSEE agrees to pay as a “License Fee” to LICENSOR $150,000 in a convertible promissory note in the form attached hereto as Exhibit C.

4.2           Royalties.

a)              In partial consideration of the license in the FIELD granted by LICENSOR to LICENSEE in Article 2 of this Agreement, LICENSEE agrees to pay to LICENSOR an earned royalty equal to the following percentages of the NET SALES in the FIELD made, used, sold, imported, exported or performed by LICENSEE in the TERRITORY.

(i)            6% on therapeutics,

(ii)           3% on diagnostics, and

(iii)                               10% on commercial research use of LICENSED TECHNOLOGY in all FIELDS except (iv) below and

(iv)                              12% on ACT ANIMAL CELL LINES

b)             No multiple royalties shall be payable because any LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE in the FIELD, its manufacture, use, lease, sale or performance are or shall be covered by more than one patent or patent application within the PATENT RIGHTS.

c)              The obligation of LICENSEE to pay royalties or Sublicense Income (as defined in Section 4.5 herein) hereunder shall terminate for each country in the TERRITORY concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in such country in which the LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE is, (as applicable), used, practiced, performed, sold, offered for sale, imported, exported or manufactured.

4.3           Minimum Royalties.  Within 2 business days from the Effective Date hereof, LICENSEE shall pay to LICENSOR a minimum royalty fee of $100,000 in cash or by wire transfer.  In addition, commencing 12 months following the Effective Date, LICENSEE shall pay to LICENSOR additional minimum royalty fees equal to the difference between total Royalties actually paid in the preceding 12 months and the following minimum amounts:

(i)                                     At 12 months, $10,000

(ii)                                  At 24 months, $20,000

(iii)                               At 36 months, $30,000

(iv)                              Annually thereafter, $40,000.

4.4           Stacking Royalties.  With the exception of minimum royalties due to LICENSOR, if LICENSEE, its Affiliates or sublicensees are required to pay royalties relating to any additional intellectual property from LICENSOR in order to exercise its rights hereunder to make, have made, use or sell any Product, then LICENSEE shall have the right to credit a pro-rated portion of such royalty payments against the royalties owing to LICENSOR under Section 4.2 of this Agreement with respect to sales of such Product such that in no event shall the total of royalty payments that are due to LICENSOR in such royalty period exceed the royalty payments payable under Subsection 4.2(a) above.  Prorations shall be made in the same manner as specified for combination products under Section 4.9 below.

4.5           Sublicense Income.  LICENSEE shall pay to LICENSOR a total of Thirty Three percent (33%) of all Sublicense Income.  “Sublicense Income” means consideration that LICENSEE receives for the sublicense of rights that are granted LICENSEE under Article 2, including without limitation license fees, milestone payments, equity payments, up front fees, success fees, and license maintenance fees.

4.6           Stacking Sublicense Income.  The fees payable on Sublicense Income under Section 4.5 above shall be in addition to any royalties specified elsewhere in this Article 4, but if LICENSEE is obligated to pay or has paid to LICENSOR similar fees on Sublicense Income under another license agreement with respect to the FIELD, then LICENSEE shall have the right to pro-rate such fees against the fees owing to LICENSOR under this Agreement such that in no event shall the total of fees due from LICENSEE, as a result of Sublicense Income, to LICENSOR exceed the payments payable under Section 4.5.  Pro-rating of payments shall be made in the ratio of the minimum royalties payable under this Agreement to the minimum royalties payable under any other agreement covered hereby under which fees on Sublicense Income are owed.

4.7           Milestone Payments.  Upon the launch of a commercial therapeutic product based on the LICENSED TECHNOLOGY, LICENSEE shall pay additional Milestone Payments totaling $1,750,000 on the following schedule:

$250,000 within 30 days following the launch of the first commercial Product;

$500,000 upon reaching $5,000,000 in sales from one or both Product Fields;

$1,000,000 upon reaching $10,000,000 in sales from one or both Product Fields.

4.8           Stacking Milestone Payments.  The milestone payments shall be in addition to any royalties specified elsewhere in this Article 4, but shall not apply to diagnostic, commercial research, or any other non-therapeutic uses.  If LICENSEE is obligated to pay or has paid to LICENSOR similar Milestone Payments under another license agreement with respect to the FIELD, then LICENSEE shall have the right to pro-rate such Milestone Payments against the Milestone Payments owing to LICENSOR under this Agreement such that in no event shall the total of all Milestone Payments due from LICENSEE to LICENSOR exceed the amounts stated in Section 4.7.  Pro-rating of payments shall be made in the ratio of the minimum royalties payable under this Agreement to the minimum royalties payable under any other agreement covered hereby under which Milestone Payments are owed.

4.9           Combination Product.  In the event a Product is sold in a combination product with other devices or biologically active components, NET SALES, for purposes of royalty payments on the combination product, shall be calculated by multiplying the NET SALES of that combination by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product.  In the event that no such separate sales are made by LICENSEE, its Affiliates or permitted sublicensees, NET SALES for royalty determination shall be calculated by multiplying NET SALES of the combination by the fraction C/(C+D), where C is the fully allocated cost of the Product and D is the fully allocated cost of such other biologically active components.

4.10         Payments in U.S. Currency.  All payments due under this Agreement shall be paid in cash to LICENSOR and all payments shall be made in United States currency.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.11         Taxes.  Subject to the limits of Section 1.9 hereof, all payments due hereunder shall be paid in full without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE; provided, however, that any withholding tax required to be withheld by LICENSEE on royalty payments under the laws of any country in the TERRITORY on behalf of LICENSOR will be timely paid by LICENSEE to the appropriate governmental authority, and LICENSEE will furnish LICENSOR with proof of payment of such tax.  Any such tax actually withheld may be deducted from royalty payments due to LICENSOR under this Agreement.  If at any time legal restrictions prevent the prompt remittance of part or all of any payments owed by LICENSEE to LICENSOR hereunder with respect to any country in the TERRITORY, payment shall be made through any lawful means or methods that may be available, and as LICENSEE shall reasonably determine is appropriate.

4.12         Overdue Payments.  Any payments to be made by LICENSEE hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in The Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

ARTICLE 5 - REPORTS AND RECORDS

5.1           LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder and to enable the reports provided under Section 5.2 to be verified.  Said books of account shall be kept at LICENSEE’s principal place of business.  Said books and the supporting data shall be open upon reasonable advance notice (but not less than five (5) business days notice and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of LICENSOR or its agents for the purpose of verifying LICENSEE’s royalty and Sublicense Income statement or compliance in other respects with this Agreement.  If any such audit determines an error in any royalty or Sublicense Income payment, LICENSEE shall pay to LICENSOR, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty or Sublicense Income payments, (b) interest on such deficiencies from the date such royalty or Sublicense Income payment was due until the date paid at the rate set forth in Section 4.12 above, and (c) if such error is in excess of five percent (5%) of any royalty or Sublicense Income payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by LICENSOR.  All information disclosed pursuant to an audit shall be treated as Confidential Information (as defined in Section 10.1 herein) and shall not be disclosed to any third party or used for any purpose other than to determine the correctness of LICENSEE’s royalty and Sublicense Income statement or compliance in other respects with this Agreement.

5.2           After the first commercial sale of a LICENSED PRODUCT, LICENSED PROCESS, LICENSED SERVICES, or ACT ANIMAL CELL LINES, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to LICENSOR a true and accurate report, giving such particulars of the business conducted by LICENSEE and its permitted sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty and Sublicense Income accounting hereunder.  Without limiting the generality of the foregoing, these reports shall include at least the following:

a)              the number of LICENSED PRODUCTS and ACT ANIMAL CELL LINES manufactured and sold by LICENSEE and all sublicensees;

b)             total billings and the amounts actually received for LICENSED PRODUCTS and ACT ANIMAL CELL LINES sold by LICENSEE and all sublicensees;

c)              an accounting for all LICENSED PROCESSES or LICENSED SERVICES used in the provision of services to others or sold by LICENSEE;

d)             the deductions applicable as provided in Section 1.9; and

e)              the names and addresses of all parties making LICENSED PRODUCTS on behalf of LICENSEE.

The reports shall provide the above-identified information by product, process, or service type.

5.3           With each such report submitted, LICENSEE shall pay to LICENSOR the royalties and Sublicense Income due and payable for such three-month period.  If no royalties or Sublicense Income shall be due, LICENSEE shall so report.

ARTICLE 6 - PATENT PROSECUTION

6.1           LICENSOR shall be solely responsible for the continued prosecution of pending patent applications included in the PATENT RIGHTS and the issuance of such applications after allowance.  The prosecution, filing and maintenance of all patents and applications shall be the primary responsibility of LICENSOR.  LICENSEE agrees to cooperate fully with LICENSOR, as requested by LICENSOR and at LICENSOR’s expense, in the preparation, filing, prosecution, and maintenance of the patent applications and patents included in the PATENT RIGHTS.  With respect to Australia, Canada, Europe, Mexico, Japan and Israel, LICENSEE shall pay to LICENSOR on or before the due date one half (1/2) of any future annuity and maintenance fees with respect to UMA 99-19, provided LICENSOR notifies LICENSEE of the amount of such payments due at least 30 days prior to their due date.

6.2           Licensors will not allow any patent or patent application within the PATENT RIGHTS to become expired or abandoned without giving (a) prior written notice to LICENSOR of such expiration or abandonment, and (b) LICENSOR the right to assume responsibility for such patent or patent application subject to the rights of the University under the UMASS LICENSES and the rights of pre-existing licensees under their respective licenses.  LICENSOR will then assign such patent or patent application to LICENSEE and LICENSEE will thereafter assume control thereof and all expenses related thereto.

ARTICLE 7 - PROSECUTION OF INFRINGERS
AND DEFENSE OF PATENT RIGHTS

The Parties agree to notify each other in writing of any actual or threatened infringement by a third party of the PATENT RIGHTS or of any claim of invalidity, unenforceability, or non-infringement of the PATENT RIGHTS.  LICENSOR shall have the sole responsibility to prosecute or defend such claims, as applicable.  LICENSEE shall, if requested, provide reasonable assistance to LICENSOR in connection with the prosecution or defense of such claims.

ARTICLE 8 - INDEMNIFICATION

8.1           Indemnification of the LICENSOR and the University.  LICENSEE shall be responsible for and shall indemnify, defend, and hold harmless LICENSOR and the University, and their agents, attorneys, representatives, third party beneficiaries and their respective heirs, executors, successors and assigns (collectively, the “LICENSOR Indemnitees”) from and against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, incurred or imposed upon any of the LICENSOR Indemnitees in connection with or as a consequence of any claims (including third party claims), suits, actions, demands or judgments arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, production, manufacture, sale, use, performance, rendering, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es), LICENSED SERVICE(s), and/or ACT ANIMAL CELL LINES or arising from any obligation, act or omission performed or failed to be performed hereunder, or from a breach of any representation or warranty of LICENSEE hereunder unless and to the extent that such liability arises solely from any action of LICENSOR or any of its Affiliates.  If the exercise of LICENSEE’s rights under this Agreement in any country in the TERRITORY is the subject of a bona fide claim by a third party, filed in a court of competent jurisdiction after the date hereof, that the exercise of such rights infringes or conflicts with any intellectual property rights of such third party (a “Third Party Infringement Claim”), then LICENSEE shall not have any of the rights granted herein in such country and shall have no obligation to pay LICENSOR any further payments under Article 4 of this Agreement with respect to any country of the TERRITORY until such claim is resolved by proper adjudication or settlement permitting LICENSEE to exercise LICENSEE’s rights under this Agreement in the applicable country of the TERRITORY.  Notwithstanding anything herein to the contrary, LICENSOR covenants that it will not (a) assert or bring any suit, action, claim or other proceeding against LICENSEE based on, in whole or in part, LICENSEE’s exercise of LICENSEE’s rights, in accordance with the terms and conditions of this Agreement, with respect to the LICENSED TECHNOLOGY and/or (b) join in any third party suit, action, claim or other proceeding against LICENSEE based on, in whole or in part, any intellectual property rights (including without limitation, patent rights and/or know how) owned by the applicable third party, so long as LICENSEE is not in violation of this Agreement.

8.2           Indemnification of the LICENSEE.  LICENSOR shall be responsible for and shall indemnify, defend, and hold harmless LICENSEE and the officers, directors, shareholders, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns, (the “LICENSEE Indemnitees”) from and against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, incurred or imposed upon any of the LICENSEE Indemnitees in connection with or as a consequence of any claims (including third party claims), suits, actions, demands or judgments arising out of, directly or indirectly, or in any way relating to: (a) any breach by LICENSOR of any representation, warranty, covenant or obligation set forth in this Agreement; or (b) arising from LICENSOR’s ownership, management, control, use or disposition of the LICENSED TECHNOLOGY or ACT

ANIMAL CELL LINES unless and to the extent that such liability arises solely from any action of LICENSEE or any of its Affiliates after the Effective Date.

8.3           Demands for Third Party Claims.  Each indemnified Party hereunder (an “Indemnified Party”) agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under this Agreement, including the receipt of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (being referred to herein as a “Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Indemnifying Party (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have.  Such notice shall include a formal demand for indemnification under this Agreement.

8.4           Right to Contest and Defend.  The Indemnifying Party shall contest and defend, at its sole cost and expense, by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party as soon as reasonably possible after (but no later than twenty 20 days from) the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Claim.  Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate.  Such contest shall be conducted by reputable counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever (whether financial or the imposition of equitable or injunctive relief), other than the performance of purely ministerial tasks or obligations not involving material expense (for which the Indemnified Party shall be reimbursed).  If the Indemnifying Party does not elect to contest any such Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

8.5           Cooperation.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the PERSON asserting the Claim, or any cross-complaint against any PERSON, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating.

8.6           Right to Participate.  The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with any PERSON, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such PERSON.

8.7           Payment of Damages.  The Indemnifying Party shall pay to the Indemnified Party in immediately available funds any amounts to which the Indemnified Party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the Parties hereto or pursuant to the final non-appealable judgment of a court of competent jurisdiction.

8.8           Independent Indemnities.  The Parties acknowledge and agree that each of the indemnities under Sections 8.1 and 8.2 may be relied upon independently.

8.9           Insurance.  LICENSEE and LICENSOR mutually agree to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnified Parties.  LICENSEE and LICENSOR shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.  Each Party shall provide to the other Party, upon request, proof of any such insurance policy maintained by such Party.

ARTICLE 9 – TERMINATION

9.1           The term of this Agreement (“TERM”) shall commence on the Effective Date and continue until the expiration of the last VALID CLAIM within the PATENT RIGHTS to expire, unless sooner terminated as provided in this Article 9; provided that LICENSEE’s obligation to pay royalties or Sublicense Income on NET SALES in any country will terminate pursuant to Subsection 4.2(c) (subject to LICENSEE’s obligations under Section 9.4 herein).

9.2           If either Party commits a material breach of a material term of this Agreement (including any failure to make any payment due under this Agreement), the non-breaching Party shall have the right to terminate this Agreement effective on thirty (30) days prior written notice to the Party in breach, unless such breach is cured prior to the expiration of such thirty (30) day period.

9.3           LICENSEE shall have the right to terminate this Agreement at any time on thirty (30) days prior notice to LICENSOR, and upon payment of all amounts due LICENSOR through the effective date of the termination.

9.4.          Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by LICENSOR pursuant to Section 9.2 or by LICENSEE pursuant to Sections 9.2 or 9.3, LICENSEE shall retain a license to rights granted in Article 2 to the extent reasonably necessary to sell any LICENSED PRODUCTS existing or under production and to perform LICENSED PROCESSES or LICENSED SERVICES related to such LICENSED PRODUCTS or that are in process, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under Article 4), provided that LICENSEE shall complete and sell all such work-in-progress and inventory within six (6) months after the effective date of termination.

9.5           Upon the expiration of the TERM of this Agreement LICENSEE shall have a fully paid-up, non-exclusive, irrevocable, royalty free license under the rights granted in Article 2.

9.6           Nothing herein shall be construed to release either Party from any obligation that accrued prior to expiration or any termination of this Agreement.  The following provisions shall survive any termination or any expiration of the TERM of this Agreement: this Section 9.6 and Articles/Sections 1, 4, 5, 8, 9.4, 10, 11, 12, 13, 15.1, 15.2, 15.5, 15.6, 15.7, 15.8, 15.10, 15.15 and 15.16, and any other provision which by its nature is intended to survive any such termination.

ARTICLE 10 – CONFIDENTIALITY AND NON-DISCLOSURE

10.1         Confidential Information; Non-Disclosure.  “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement which is marked “Confidential” or “Proprietary,” or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the Disclosing Party.  Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media).  Except as expressly provided in Section 10.2 below, each Party’s Confidential Information specifically includes without limitation the respective Party’s business plans and business practices, the terms of this Agreement, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of LICENSOR or LICENSEE relating to the LICENSED PROCESSES, LICENSED PRODUCTS or LICENSED SERVICES whether or not such information is marked or identified provided that the Disclosing Party provides notice in writing reasonably identifying such Confidential Information within 30 days of disclosure.  Except to the extent expressly authorized by this Agreement or by other prior written consent by the Disclosing Party, the Receiving Party, during the term of this Agreement, and thereafter, shall: (i) treat as confidential all Confidential Information of the other Party; (ii) use Confidential Information only for exercising the rights and fulfilling the obligations set forth in this Agreement, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the Disclosing Party’s Confidential Information; (iv) not disclose Confidential Information to any third party, and (v) only disclose the Confidential Information to (a) those of its employees who have a need to know Confidential Information in order to exercise the rights and fulfill the obligations set forth in this Agreement and (b) legal and professional advisors and existing and potential investors and their legal and professional advisors, each of which is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such advisors and investors to treat, hold and maintain such Confidential Information in accordance with the terms and conditions of this Agreement, or (c) recipients of offering documents in connection with any offering of securities where such disclosure is, in the opinion of counsel for the Disclosing Party, reasonably required to comply with the investment disclosure laws of any applicable jurisdiction.  Without limiting the foregoing, the Receiving Party shall protect the Disclosing Party’s Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.

10.2         Exceptions.  The Receiving Party shall have no obligation or liability to the Disclosing Party with regard to any Confidential Information of the Disclosing Party: (i) that was publicly known and available at the time it was disclosed or becomes publicly known and available through no fault, action, or inaction of the Receiving Party; (ii) was known to the Receiving Party, without restriction, at the time of disclosure as shown by the files of the Receiving Party in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the Disclosing Party; (iv) was independently developed by the Receiving Party without any use of the disclosing party’s Confidential Information, provided, that the Receiving Party can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development; (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Receiving Party shall provide prompt notice thereof and reasonable assistance to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure, and provided further that such disclosure is limited to the extent necessary to comply with such order and the information shall otherwise be treated as Confidential Information; or (vi) that is provided to the Receiving Party by an independent third party without violating any confidentiality obligation to the Disclosing Party.

10.3         Injunctive Relief.  LICENSOR and LICENSEE acknowledge and agree that any breach of the confidentiality obligations imposed by this Article 10 will constitute immediate and irreparable harm to the Disclosing Party and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The Disclosing Party’s rights and remedies hereunder are cumulative and not exclusive.  The Disclosing Party shall also be entitled to receive from the Receiving Party the costs of enforcing this Article 10, including reasonable attorneys’ fees and expenses of litigation.

10.4        Termination.  Upon termination or expiration of this Agreement, or upon the request of the Disclosing Party at any time, the Receiving Party shall promptly return to the Disclosing Party, at its request, all copies of Confidential Information received from the Disclosing Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the Disclosing Party in any form.  Notwithstanding the foregoing to the contrary, LICENSEE shall have no obligation (even upon a request by LICENSOR) to return or destroy any KNOW-HOW (including tangible embodiments of KNOW-HOW) during the TERM of this Agreement.

10.5         Survival.  The obligations of LICENSOR and LICENSEE under this Article 10 shall survive any expiration or termination of this Agreement.

ARTICLE 11 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the Parties at the following addresses or such other addresses as such Party furnishes to the other Party in accordance with this paragraph.  Such notices, payments, or other communications shall be effective upon receipt.

In the case of LICENSOR:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, MA 01605

Attention: Michael D. West, Ph.D., President

With a copy to:

Pierce Atwood

One Monument Square

Portland, ME 04101

Attention: William L. Worden, Esq.

In the case of LICENSEE:

PacGen Cellco, LLC.

157 Surfview Drive

Pacific Palisades, CA 90272

Attention: Kenneth Aldrich

With a copy to:

Gray Cary Ware & Freidenrich

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention: Lisa Haile

ARTICLE 12 - RESPRESENTATIONS AND WARRANTIES OF LICENSOR

As an inducement to LICENSEE to enter into and perform this Agreement, LICENSOR represents and warrants to LICENSEE as follows:

12.1         Title to LICENSED TECHNOLOGY; Encumbrances.  LICENSOR has good and valid title or valid licenses (with the right of sublicense) to the LICENSED TECHNOLOGY.

12.2         No Violations.  The execution, delivery and performance of this Agreement by LICENSOR and the consummation by LICENSOR of the transactions contemplated hereby does not,: (a) violate any statute, ordinance, rule or regulation applicable to LICENSOR or by which any of the LICENSED TECHNOLOGY may be bound; (b) violate any order, judgment or decree of any court or of any Governmental Authority or regulatory body, agency or authority applicable to LICENSOR or by which any of the LICENSED TECHNOLOGY may be bound; (c) require any filing by LICENSOR with, or require LICENSOR to obtain any permit, consent or approval of, or require LICENSOR to give any notice to, any Governmental Authority or regulatory body, agency or authority; or (d) result in a violation or breach by LICENSOR of, conflict with, constitute a default by LICENSOR (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the LICENSED TECHNOLOGY.

12.3         Litigation.  Except as set forth in Exhibits D and E, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or threatened, against or affecting the LICENSED TECHNOLOGY, and LICENSOR does not know of any valid basis for any such action, proceeding or investigation.  To the knowledge of LICENSOR, there are no such suits, actions, claims, proceedings or investigations pending or threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

12.4         Disclosure.-Neither these representations and warranties made by LICENSOR pursuant to this Agreement nor any of the exhibits, schedules or certificates attached hereto or delivered in accordance with the terms hereof knowingly contains any misstatement of fact or omits any statement of fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

12.5         Copies of Documents.  LICENSOR has caused to be made available for inspection and copying by LICENSEE and its advisers, true, complete and correct copies of all documents in LICENSOR’s possession referred to in any schedule attached hereto.

12.6         Broker’s or Finder’s Fees.  No agent, broker, person or firm acting on behalf of LICENSOR is, or will be, entitled to any fee, commission or broker’s or finder’s fees for which the LICENSEE may be liable in connection with this Agreement or any of the transactions contemplated hereby.

12.7                           LICENSED TECHNOLOGY.

(a)          Except as set forth on Exhibit D and E, LICENSOR, is not aware of any interference, infringement, misappropriation, or other conflict with any intellectual property rights of third parties, and LICENSOR has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that LICENSOR must license or refrain from using any intellectual property rights of any third party).  To the knowledge of LICENSOR, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the LICENSED TECHNOLOGY.

(b)         Exhibit A identifies each patent or registration which has been issued or licensed to LICENSOR with respect to any of the LICENSED TECHNOLOGY and identifies each pending patent application or application for registration which LICENSOR has made with respect to any of the LICENSED TECHNOLOGY.  LICENSOR has made available to LICENSEE correct and complete copies of all such patents, registrations and applications (as amended to-date) in LICENSOR’s possession and has made available to LICENSEE correct and complete copies of all other written documentation in LICENSOR’s possession evidencing ownership and prosecution (if applicable) of each such item.

(c)          Exhibit A identifies each item of LICENSED TECHNOLOGY that is assigned to the University and that LICENSOR uses pursuant to license, sublicense, agreement, or permission.  LICENSOR has made available to LICENSEE correct and complete copies of all such licenses, sublicenses, agreements, patent prosecution files and permissions (as amended to-date) in LICENSOR’s possession.  With respect to each item of LICENSED TECHNOLOGY required to be identified in Exhibit A and to the knowledge of LICENSOR: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no Party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (v) the underlying item of LICENSED TECHNOLOGY is not subject to any outstanding lien or encumbrance, injunction, judgment, order, decree, ruling, or charge other than that disclosed in Exhibits D and E; (vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of LICENSED TECHNOLOGY other than that disclosed in Exhibits D and E; and (vii) LICENSOR has not granted any sublicense or similar right to the LICENSED TECHNOLOGY within the FIELD.

12.8            Survival of Representations and Warranties.

(a)          Except as otherwise provided herein, notwithstanding any investigation at any time made by or on behalf of any Party hereto, the representations and warranties set forth herein and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Effective Date until the longer to occur of: (i) two (2) years or (ii) the expiration of the applicable statutes of limitation, including all periods of extension and tolling whereupon they will terminate and expire.

(b)         After a representation and warranty has expired, as provided in Subsection 12.8(a), no claim for claims or costs may be made or prosecuted by any Person who would have been entitled to claims or costs on the basis of that representation and warranty prior to its termination and expiration, provided that no claim presented in writing for claims or costs to the Person or Persons from which or whom those damages are sought on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

12.9          EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 13—REPRESENTATIONS AND WARRANTIES OF LICENSEE.

LICENSEE represents and warrants to LICENSOR as follows:

13.1         Existence and Good Standing: Power and Authority.  LICENSEE is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California.  LICENSEE has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by LICENSEE and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all required corporate action of LICENSEE and no other action on the part of LICENSEE is necessary to authorize the execution, delivery and performance of this Agreement by LICENSEE and the consummation of the transaction contemplated hereby.  This Agreement has been duly executed and delivered by LICENSEE and is a valid and binding obligation of LICENSEE enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

13.2         Authorization and Validity of Agreement.  LICENSEE has full power and authority, including full corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Without limiting the foregoing, the execution, delivery and performance of this Agreement by LICENSEE and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the members and managers of LICENSEE, and no other action on the part of LICENSEE or its officers, directors or shareholder is necessary to authorize the execution, delivery and performance of this Agreement by LICENSEE and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by LICENSEE and is a valid and binding obligation of LICENSEE enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

13.3         Consents and Approvals; No Violations.  The execution, delivery and performance of this Agreement by LICENSEE and the consummation by LICENSEE of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of LICENSEE; (b) violate any statute, ordinance, rule or regulation applicable to LICENSEE, (c) violate any order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to LICENSEE or by which any of the LICENSED TECHNOLOGY may be bound; or (d) require any filing by LICENSEE with, or require LICENSEE to obtain any permit, consent or approval of, or require LICENSEE to give any notice to, any governmental or regulatory body, agency or authority, except filings, if any, which may be required under the “Blue Sky” laws of Massachusetts or as may be required in the future to comply with governmental regulations governing the production and sale of products by LICENSEE as it conducts its business.

13.4         Survival of Representations and Warranties.

(a)           Except as otherwise provided herein, notwithstanding any investigation at any time made by or on behalf of any Party hereto, the representations and warranties set forth herein and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Effective Date until the longer to occur of: (i) two (2) years or (ii) the expiration of the applicable statutes of limitation, including all periods of extension and tolling whereupon they will terminate and expire.

(b)           After a representation and warranty has expired, as provided in Subsection 13.4(a), no claim for claims or costs may be made or prosecuted by any Person who would have been entitled to claims or costs on the basis of that representation and warranty prior to its termination and expiration, provided that no claim presented in writing for claims or costs to the Person or Persons from which or whom those damages are sought on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

ARTICLE 14 – LIMITATION OF LIABILITY

EXCEPT FOR ANY LIABILITY TO ANY THIRD PARTIES PURSUANT TO ARTICLE 8 OR TO A PARTY PURSUANT TO ARTICLES 12 AND 13 OF THIS AGREEMENT, IN NO EVENT SHALL LICENSOR OR LICENSEE OR THEIR, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR OR LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15.1         CORPORATE PARTNERSHIPS.  In the event LICENSEE enters into a corporate partnership for the joint development of any of the LICENSED TECHNOLOGY, and LICENSEE sublicenses the LICENSED TECHNOLOGY to a third party, then payments required hereunder shall not include funds provided for sponsored research or equity investments by any third party so long as such payments do not constitute a majority of funds transferred by such third party.  However if the sponsored research involves fees in excess of industry standard reimbursement for FTEs or equity investment in excess of fair market value, LICENSEE shall pay to LICENSOR a royalty on such excess fees calculated at the rates specified herein.

15.2         LICENSEE “REVERSE LICENSE” TO LICENSOR.  LICENSEE agrees to license to LICENSOR on a non-exclusive basis for therapeutic uses in the treatment of blood and cardiovascular diseases the rights to any technology it currently owns or has licensed or develops or licenses in the future that is applicable to such diseases (excluding however the use of proprietary techniques now or hereafter developed by LICENSEE for the enhanced vascularization of transplanted cells or tissues).  Such license shall provide for royalty payments at the same rate as LICENSEE’S royalty payments to LICENSOR hereunder as provided in Section 4.2(a).  Such license will be sublicensable only once in a given field of use; or for the purpose of having products produced, made, or distributed; or in connection with a merger or consolidation of LICENSOR into another company or a sale of all or substantially all of the assets of LICENSOR.  LICENSEE shall also have no obligations hereunder with respect to technology licenses it has or may acquire if such licenses restrict sublicensing in a manner inconsistent with this subparagraph.  Such “Reverse License shall not apply to any rights acquired by LICENSEE under Section 15.18 hereof.

15.3         FUTURE TECHNOLOGY LICENSES.  LICENSOR acknowledges that it is continuing to develop cell-based technology, the existence or significance of which it may not have disclosed to LICENSEE.  Therefore, LICENSOR further agrees that in the event any of its technology now perfected or pending as of the date of this agreement but not specifically enumerated herein would inhibit or adversely affect the commercial use by LICENSEE of the PATENT RIGHTS in the field, LICENSOR shall waive any claim of infringement to the extent necessary to permit LICENSEE to continue the use of the PATENT RIGHTS under this Agreement.  In addition, LICENSOR agrees to license to LICENSEE on a non-exclusive basis for uses in the FIELDS, including any rights acquired under Section 15.18 hereof, the rights to any technology it currently owns or has licensed or develops or licenses in the future that is applicable to such FIELDS (but specifically excluding applications involving the use of cells in the treatment of tumors where the primary use of the cells is the destruction or reduction of tumors and does not involve regeneration of tissue or organ function).  Such license shall provide for royalty payments at the same rate as LICENSEE’S royalty to LICENSOR hereunder as provided in Section 4.2(a).  Such license will be sublicensable only once in a given field of use; or for the purpose of having products produced, made, or distributed; or in connection with a merger or consolidation of LICENSEE into another company or a sale of all or substantially all of the assets of LICENSEE.  LICENSOR shall also have no obligations hereunder with respect to technology licenses it has or may acquire if such licenses restrict sublicensing in a manner inconsistent with this subparagraph.

15.4         LICENSEE shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES.  Without limiting the generality of the foregoing, LICENSEE agrees to comply with the following:

a)              LICENSEE shall obtain all necessary approvals from the FDA, USDA, or any similar governmental authorities of any foreign jurisdiction in which LICENSEE intends to make, use, or sell LICENSED PRODUCTS or to perform LICENSED PROCESSES or LICENSED SERVICES.

b)             LICENSEE shall comply fully with any and all applicable local, state, federal and international laws and regulations relating to the LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES, and the PATENT RIGHTS, in the TERRITORY, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES and any technology relating thereto.  LICENSEE hereby gives written assurance that it will comply with all such import or export laws and regulations (including without limitation all Export Administration Regulations of the United States Department of Commerce), that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold LICENSOR and the University harmless (in accordance with Article 8) for the consequences of any such violation.

c)              To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if a domestic manufacturer is not commercially feasible under the circumstances, LICENSOR and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of LICENSEE and, upon LICENSEE’S request, shall cooperate with LICENSEE in seeking such a waiver.

15.5         LICENSEE shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the PATENT RIGHTS, but may cause to be incurred or to exist a lien, encumbrance, pledge, charge, restriction or other security interest on its rights to the LICENSED TECHNOLOGY hereunder, provided such security interest does not affect LICENSOR’s rights to the LICENSED TECHNOLOGY, or any of LICENSOR’s rights under this Agreement.

15.6         Neither Party shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except as otherwise required by law.  Any references to the University in such Announcements shall be subject to the approval of the University.  The foregoing notwithstanding, LICENSOR and LICENSEE shall have the right to make such Announcements without the consent of the other Party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such Party shall have given the other Party or the University, as applicable, at least ten (10) days prior written notice of the proposed text for the purpose of giving the other Party or the University, as applicable, the opportunity to comment on such text.

15.7         No implied licenses are granted pursuant to the terms of this Agreement.  No licensed rights shall be created by implication or estoppel.

15.8         Nothing herein shall be deemed to constitute either Party as the agent or representative of the Party, or both parties as joint venturers or partners for any purpose.  Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion.  Neither Party shall be responsible for the acts or omissions of the other Party, nor shall either Party have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

15.9         To the extent commercially feasible, and consistent with prevailing business practices and applicable law, all LICENSED PRODUCTS sold pursuant to this Agreement will be marked with the number of each issued patent that applies to such LICENSED PRODUCTS.

15.10       This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, U.S.A. without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.11       The Parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the Parties hereto.

15.12       The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.13       The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

15.14       This Agreement may not be assigned by LICENSEE without the prior written consent of LICENSOR, which consent shall be granted or denied in LICENSOR’s sole discretion.  LICENSOR may not assign this Agreement without the consent of LICENSEE, which consent shall not be unreasonably withheld or delayed, except that LICENSOR may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.  Notwithstanding the foregoing to the contrary, this restriction on the assignment by LICENSEE of this Agreement shall not prevent the assignment of this Agreement in connection with a merger or consolidation of LICENSEE into another company or a sale of all or substantially all of the assets of LICENSEE, so long as the purchaser of the assets agrees to assume to any and all outstanding liabilities to LICENSOR under this Agreement, including but not limited to any outstanding amounts under the promissory note referred to in Section 4.1.

15.15       This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party.  In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.16       This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.

15.17       All rights and licenses granted under or pursuant to this Agreement by LICENSOR to LICENSEE are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code (the “Code”), licenses to rights in “intellectual property” as defined in the Code.  The Parties hereto agree that LICENSEE, as a LICENSEE of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.  The Parties hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against LICENSOR including a proceeding under the Code, LICENSEE shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the PATENT RIGHTS and KNOW-HOW, and the same, if not already in LICENSEE’s possession, shall be promptly delivered to LICENSEE upon any such commencement of a bankruptcy proceeding upon written request therefore by LICENSEE.

15.18       In addition to the other rights granted herein, LICENSOR hereby grants to LICENSEE a 90 day right of negotiation with respect to any technology that would constitute LICENSED TECHNOLOGY if the FIELD included diseases related either to the heart or to neuro degenerative diseases (the “Added Fields”) prior to LICENSOR entering into any license relating to either of such Added Fields) with a third party.  Such a 90 day period shall commence on the earlier of the 12 month anniversary of the Effective Date, or such date when LICENSOR notifies LICENSEE that it has opened negotiations with a third party or that a third party has made inquiry about such a license.  If following the expiration of any such 90-day negotiation period LICENSEE and LICENSOR have not entered into a license for an Added Field, LICENSOR shall be free to enter into an exclusive or non-exclusive license for such Added Field with any third party.  If LICENSOR enters into a non-exclusive license for an Added Field with a third party following the 90-day negotiating period hereunder, LICENSOR shall offer a non-exclusive license to LICENSEE on comparable terms as those entered into with such third party.

LICENSEE shall then have 30 days to enter into such a nonexclusive license.  If LICENSEE does not enter into such a license within said 30-day period, LICENSOR shall have no further obligations relating to the Added Field.

15.19       LICENSEE shall acknowledge LICENSOR as [co-marketer] through equal size lettering on the packaging of ACT ANIMAL CELLINES.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the EFFECTIVE DATE.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West 5-14-04
Printed Name: Michael D. West, Ph.D.
Title: President & Chief Executive Officer

PACGEN CELLCO, LLC

By:	/s/ Kenneth Aldrich 5-14-04
Printed Name: Kenneth Aldrich
Title: Managing Member